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CONFIDENTIAL DRAFT (10/22/99 6:50 PM)


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GRUPOMEXICO
Av. Baja California #200, Mexico City 06760




                                                          FOR IMMEDIATE RELEASE
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CONTACTS
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GRUPO MEXICO, S.A. de C.V.
Daniel Tellechea
011-525-574-8483
Eduardo Gonzalez
011-525-574-8422

ABERNATHY MacGREGOR FRANK
Chuck Burgess
212-371-5999


              GRUPO MEXICO AND ASARCO SIGN MERGER AGREEMENT

       COMBINATION WILL CREATE LEADING INTERNATIONAL MINING COMPANY

MEXICO CITY, October 25, 1999 -- Grupo Mexico, S.A. de C.V. today announced that it has signed a definitive merger agreement with ASARCO Incorporated (NYSE:AR) under which Grupo Mexico will acquire ASARCO for $29.75 in cash per share of ASARCO common stock. Including the assumption of $1.02 billion ASARCO debt, the transaction has a total value of approximately $2.25 billion.

German Larrea, chairman and chief executive officer of Grupo Mexico, said, "A combination of Grupo Mexico and ASARCO will create a world-class international mining company with high-quality assets and an enhanced competitive position. Our operations are extremely complementary, and we look forward to working with ASARCO to integrate them seamlessly."

In addition, Grupo Mexico announced today that it is extending the expiration date on its outstanding tender offer until Thursday, October 28, 1999, at 12:00 midnight New York City

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CONFIDENTIAL DRAFT (10/22/99 6:50 PM)

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time. The tender offer previously had been scheduled to expire on Monday,
October 25, 1999, at 12:00 midnight New York City time. As of 5:00 P.M. New York City time on October 22, 1999, 2,684,820 shares of Common Stock had been tendered to Purchaser under the terms of the Offer.

Grupo Mexico will be filing with the Securities & Exchange Commission and distributing to ASARCO shareholders a supplement to its Offer to Purchase reflecting the increase in the offer price to $29.75 and setting forth the material terms of the transaction.

Chase Securities Inc. served as financial advisor to Grupo Mexico. Brown & Wood LLP and Santamarina y Steta served as legal advisors to Grupo Mexico.

Grupo Mexico is a diversified mining company that ranks among the world's largest and lowest-cost copper, zinc and silver producers. The company's operations include mining, smelting and refining. Grupo Mexico also owns 74% and operates in partnership with Union Pacific (26%) the largest and most profitable railroad system in Mexico.

NOTE: Statements in this press release include "forward looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct.


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